United States securities and exchange commission logo





                         August 16, 2023

       James Dondero
       President and Chairman
       NexPoint Residential Trust, Inc.
       300 Crescent Court, Suite 700
       Dallas, Texas 75201

                                                        Re: NexPoint
Residential Trust, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 11,
2023
                                                            File No. 001-36663

       Dear James Dondero:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program